Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PGT, Inc. Amended and Restated 2006 Equity Incentive Plan of our reports dated March 18, 2010, with respect to the consolidated financial statements of PGT, Inc., included in its annual report (Form 10-K) for the year ended January 2, 2010, and the effectiveness of internal control over financial reporting of PGT, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young. LLP
Certified Public Accountants
Tampa, Florida
April 14, 2010